                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_CONFIDENTIAL,]FOR USE OF THE
                                            COMMISSION ONLY (AS PERMITTED BY
[_]Preliminary Proxy Statement              RULE 14A-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                       CBT GROUP PUBLIC LIMITED COMPANY
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                       CBT GROUP PUBLIC LIMITED COMPANY

                       NOTICE OF ANNUAL GENERAL MEETING

  Notice is Hereby Given that the ANNUAL GENERAL MEETING of Shareholders of CBT Group Public Limited Company, a corporation organized under the laws of the Republic of Ireland (the "Company"), will be held at The Shelbourne Hotel, St. Stephens Green, Dublin 2, Ireland on Friday, June 4, 1999 at 11:00 a.m. (the "Meeting") for the purpose of transacting the following business:

                               ORDINARY BUSINESS

  1. By separate resolutions to re-elect as Directors the following persons who retire by rotation and, being eligible, offer themselves for re-election in accordance with the Company's Articles of Association.

           (A) Mr. Gregory M. Priest; and

           (B) Mr. John P. Hayes

  2. To elect as a director Mr. James S. Krzywicki who was appointed during the year.

  3. To receive and consider the Report of the Directors and the Consolidated Financial Statements of the Company for the year ended December 31, 1998 and the Auditors' Report to the Members.

  4. To authorize the Directors to fix the remuneration of the Company's auditors for the year ending December 31, 1999.

                               SPECIAL BUSINESS

     To consider and if thought fit, to pass the following resolution which will be proposed as an ordinary resolution:

  5. That the Company's Employee Share Purchase Plan (the "ESPP") be and it is hereby amended to increase the total number of shares reserved for issuance thereunder by 1,000,000 ordinary shares of IR9.375p each and that the directors of the Company be and they are hereby authorized to do such acts and things as they may consider necessary or expedient to establish and carry into effect the increase in the number of shares available under the ESPP.

  To conduct any other ordinary business of the Company as may properly come before the Meeting.

                                          By Order of the Board

                                          Jennifer M. Caldwell
                                          Secretary

May 5, 1999

Registered Office:

Belfield Office Park
Clonskeagh
Dublin 4, Ireland

NOTES:

1. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. You are urged to read the Proxy Statement carefully.

2. Those persons whose names appear in the Register of Members of the Company ("Members") on the date materials are dispatched to shareholders are entitled to receive notice of the Meeting or any adjournment thereof. In addition, Members on the date of the Meeting are entitled to attend and vote at the Meeting.

3. The Company, at the request of The Bank of New York, as Depositary for the Ordinary Shares underlying and represented by the American Depositary Shares ("ADSs"), has set April 9, 1999 as the Record Date for the determination of those holders of American Depositary Receipts representing such ADSs (collectively, the "ADS Holders") entitled to give instructions for the exercise of voting rights at the Meeting or any adjournment thereof. ADS Holders may not vote at the Meeting; however, the Depositary has the right to vote all of the Ordinary Shares represented by ADSs, subject to certain limitations. Voting of the ADSs is more fully described in the Proxy Statement accompanying this Notice.

4. A Member entitled to attend and vote at the Meeting may appoint a proxy or proxies to attend, speak and vote in his, her or its place. A proxy need not be a Member of the Company. To be valid, proxy forms must be deposited with the Company's Registrars, Bank of Ireland, Registration Department, P.O. Box 4044, 4th Floor, Hume House, Ballsbridge, Dublin 4, Ireland not later than 11:00 a.m. on June 4, 1999. Completion of the proxy form does not preclude a Member from attending the Meeting and from speaking and voting thereat.

5. The Register of Directors' Interests and particulars of directors' transactions in the share capital of the Company and its subsidiary companies required to be kept under section 59 of the Companies Act, 1990 will be available for inspection at the Meeting from 10:45 a.m. until the conclusion of the Meeting. Otherwise they will be open for inspection at the Registered Office of the Company during normal business hours on any weekday (Saturdays, Sundays and Irish Public holidays excluded) from the date of this Notice until the date of the Meeting.


                            YOUR VOTE IS IMPORTANT

   TO ENSURE  YOUR REPRESENTATION  AT THE MEETING,  YOU ARE  REQUESTED TO
    COMPLETE, SIGN  AND  DATE THE  ENCLOSED  PROXY FORM  AS  PROMPTLY AS
     POSSIBLE AND  RETURN IT  IN THE POSTAGE-PREPAID  ENVELOPE ENCLOSED
      FOR THAT  PURPOSE. IF YOU  ATTEND THE  MEETING, YOU MAY  VOTE IN
       PERSON EVEN IF YOU HAVE RETURNED A PROXY.

                      CBT GROUP PUBLIC LIMITED COMPANY
                            BELFIELD OFFICE PARK
                                 CLONSKEAGH
                              DUBLIN 4, IRELAND

                              ----------------

                               PROXY STATEMENT

                              ----------------

               INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of CBT Group Public Limited Company (referred to herein as "CBT" or the "Company") for use at its Annual General Meeting of Shareholders to be held on Friday, June 4, 1999 at The Shelbourne Hotel, St. Stephens Green, Dublin 2, Ireland at 11:00 a.m., local time (the "Annual General Meeting"), or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting.

  These proxy solicitation materials (the "Proxy Statement") and the Report of the Directors and the Consolidated Financial Statements of the Company for the year ended December 31, 1998 and the Auditors' Report to the Members, were first mailed on or about May 5, 1999 to ADS Holders and to all Ordinary Shareholders entitled to attend and vote at the Annual General Meeting.

Record Date for Voting of American Depositary Shares

  The Bank of New York, as the Registrar and Transfer Agent for the ADSs, as well as the Depositary for the Ordinary Shares represented by the ADSs (the "Depositary"), has fixed the close of business on April 9, 1999 (which date has been established as the record date by the Company) as the record date (the "Record Date") for the determination of ADS Holders entitled to give instructions for the exercise of voting rights at the Annual General Meeting and any adjournment thereof.

  As of the Record Date, a total of 44,502,443 Ordinary Shares, par value IR9.375p per share, were issued and outstanding (or, 44,502,443 equivalent
ADSs). Each Ordinary Share is represented by one ADS. The ADSs are quoted on the Nasdaq National Market under the symbol "CBTSY." As of the Record Date there were approximately 320 registered holders of ADSs. The Ordinary Shares represented by the ADSs are owned of record by AIB Custodial Nominees Limited on behalf of the Depositary.

  The Depositary has the right, subject to certain limitations set forth in the Deposit Agreements, each as amended and restated as of May 22, 1998, among the Company, the Depositary and the owners and beneficial owners of American Depositary Receipts representing ADSs (the "Deposit Agreements"), to vote all of the Ordinary Shares represented by ADSs. Under the terms of the Deposit Agreements, however, the Depositary is required to cast its votes with respect to those Ordinary Shares for which it receives instructions from the holders of the ADSs representing such Ordinary Shares in accordance with the instructions received. Holders of ADSs may not vote at the Annual General Meeting. See "Voting of ADSs."

Quorum; Voting of Ordinary Shares

  Holders of Ordinary Shares of the Company whose names appear in the Register of Members ("Members") maintained by the Company's Registrars, Bank of Ireland, Registration Department, P.O. Box 4044, 4th Floor, Hume House, Ballsbridge, Dublin 4, Ireland on the date materials are dispatched to Members are entitled to receive notice of the Annual General Meeting or any adjournment thereof. In addition, Members on the date of the Annual General Meeting are entitled to attend and vote at the Annual General Meeting.

  The presence at the Annual General Meeting, either in person or by proxy, of three (3) persons entitled to vote at the Annual General Meeting, and who together hold not less than one-third of the voting share capital of the Company in issue, each being a Member or a proxy for a Member or a duly authorized representative of a corporate Member, constitutes a quorum for the transaction of business. Abstentions will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business. However, abstentions will have no effect on the outcome of the voting as they will not be considered as votes cast with respect to any matter.

  Votes may be given at the Annual General Meeting either personally or by proxy. Voting at the Annual General Meeting will be by a show of hands unless a poll (a count of the number of shares voted) is duly demanded. On a show of hands, each shareholder present in person and every proxy shall have one vote, provided, that no individual shall have more than one vote and, on a poll, each shareholder shall have one vote for each share of which he, she or it is the holder. Where there is an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to a casting vote in addition to any other vote he may have. A proxy has the right to demand or join in demanding a poll. On a poll, a person entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses in the same way. If a choice is specified in the proxy as to the manner in which it is to be voted, the persons acting under the proxy will vote the Ordinary Shares represented thereby in accordance with such choice. If no choice is specified, the shares will be voted for each proposal set forth in the accompanying Notice of Annual General Meeting, as more fully described in this Proxy Statement, and in the discretion of the proxyholders as to any other matter to properly come before the Annual General Meeting.

Voting of ADSs

  Under the terms of the Deposit Agreements, whenever the Depositary receives notice of any meeting of holders of Ordinary Shares, the Depositary is required to fix a record date, which shall be the record date, if any, established by the Company for the purpose of such meeting or, if different, as close thereto as practicable, for the determination of the owners of ADSs who will be entitled to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreements.

  Upon receipt of notice of any meeting of the Company or the solicitation for consents or proxies from the holders of Ordinary Shares, the Depositary is required, if so requested in writing by the Company, as soon as practicable thereafter, to mail to all owners of ADSs a notice, the form of which shall be in the sole discretion of the Depositary, containing (a) the information contained in the notice of meeting received by the Depositary from the Company; (b) a statement that the owners of ADSs as at the close of business on a specified record date are entitled (subject to any applicable provisions of Irish law and of the Company's Articles of Association, as amended (the "Articles")) to instruct the Depositary as to the exercise by the Depositary of the voting rights, if any, pertaining to the number of Ordinary Shares represented by their respective ADSs; (c) a statement that owners of ADSs who instruct the Depositary as to the exercise of their voting rights will be deemed to have instructed the Depositary or its authorized representative to call for a poll with respect to each matter for which instructions are given, (subject to any applicable provisions of Irish law and of the Articles); and
(d) a statement as to the manner in which such instructions may be given (including an express indication that instructions may be given or deemed to be given in accordance with the next paragraph if no instruction is received) to the Depositary to give a discretionary proxy to a person designated by the Company. Upon the written request of an owner of ADSs on such record date, received on or before the date established by the Depositary for the purpose of such meeting, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of Ordinary Shares represented by such ADSs in accordance with the instructions set forth in such request. Accordingly, pursuant to the Articles and applicable Irish law, the Depositary will cause its authorized representative to attend each meeting of holders of Ordinary Shares and call for a poll as instructed in accordance with clause (c) above for the purpose of effecting such vote. The Depositary will not vote or attempt to exercise the rights to vote that attach to the Ordinary Shares other than in accordance with such instructions or deemed instructions.

  The Deposit Agreements provide that if no instructions are received by the Depositary from any owner of ADSs with respect to any of the Ordinary Shares represented by the ADSs on or before the date established by the Depositary for the purpose of such meeting, the Depositary will deem such owner of ADSs to have instructed the Depositary to give a discretionary proxy to a person designated by the Company with respect to such Ordinary Shares and the Depositary will give a discretionary proxy to a person designated by the Company to vote such Ordinary Shares, under circumstances and according to the terms as set forth in the Deposit Agreements; provided, that no such instructions will be deemed given and no such discretionary proxy will be given when the Company notifies the Depositary (and the Company agrees to provide such notice as promptly as practicable in writing) that the matter to be voted upon is one of the following:

   (1) a matter not submitted to shareholders by means of a proxy statement comparable to that specified in Schedule 14A promulgated by the U.S. Securities and Exchange Commission (the "SEC") pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act");

   (2) the subject of a counter-solicitation, or is part of a proposal made by a shareholder which is being opposed by management (i.e. a contest);

   (3) relates to a merger or consolidation (except when the Company's proposal is to merge with its own wholly-owned subsidiary, provided its shareholders, dissenting thereto, do not have rights of appraisal);

   (4) involves rights of appraisal;

   (5) authorizes mortgaging of property;

   (6) authorizes or creates indebtedness or increases the authorized amount of indebtedness;

   (7) authorizes or creates preferred shares or increases the authorized amount of existing preferred shares;

   (8) alters the terms or conditions of any shares then outstanding or existing indebtedness;

   (9) involves the waiver or modification of preemptive rights (except when the Company's proposal is to waive such rights with respect to shares being offered pursuant to share option or purchase plans involving the additional issuance of not more than 5% of the outstanding Ordinary Shares) (see Item (12) below);

  (10) alters voting provisions or the proportionate voting power of a class of shares, or the number of its votes per share (except where cumulative voting provisions govern the number of votes per share for election of directors and the Company's proposal involves a change in the number of its directors by not more than 10% or not more than one);

  (11) changes the existing quorum requirements with respect to shareholder meetings;

  (12) authorizes the issuance of Ordinary Shares, or options to purchase Ordinary Shares, to directors, officers, or employees in an amount which exceeds 5% of the total amount of the class outstanding (when no plan is amended to extend its duration, the Company shall factor into the calculation the number of Ordinary Shares that remain available for issuance, the number of Ordinary Shares subject to outstanding options and any Ordinary Shares being added; should there be more than one plan being considered at the same meeting, all Ordinary Shares are aggregated);

  (13) authorizes (a) a new profit-sharing or special remuneration plan, or a new retirement plan, the annual cost of which will amount to more than 10% of the average annual income of the Company before taxes for the preceding five years, or (b) the amendment of an existing plan which would bring its costs above 10% of such average annual income before taxes (should there be more than one plan being considered at the same meeting, all costs are aggregated; exceptions may be made in cases of:
       (i) retirement plans based on agreement or negotiations with labor unions (or which have been or are to be approved by such unions), and
       (ii) any related retirement plan for the benefit of non-union employees having terms substantially equivalent to the terms of such union-negotiated plan, which is submitted for action of shareholders concurrently with such union-negotiated plan);

  (14) changes the purposes or powers of the Company to an extent which would permit it to change to a materially different line of business and it is the Company's stated intention to make such a change;

  (15) authorizes the acquisition of property, assets or a company, where the consideration to be given has a fair value of 20% or more of the market value of the previously outstanding shares of the Company;

  (16) authorizes the sale or other disposition of assets or earning power of 20% or more of those existing prior to the transactions;

  (17) authorizes a transaction not in the ordinary course of business in which an officer, director or substantial security holder has a direct or indirect interest; or

  (18) reduces earned surplus by 51% or more or reduces earned surplus to an amount less than the aggregate of three years' Ordinary Share dividends computed at the current dividend rate.

  Since each proposal to be acted upon at the Annual General Meeting is a matter for which the Depositary may deem that instruction has been given for the Depositary to give a discretionary proxy to a person designated by the Company where no instruction is received, the Depositary will give a discretionary proxy to a person designated by the Company to vote such Ordinary Shares for which no instruction has been given.

  The Depositary will make available for inspection by the owners of ADSs at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company, which are both (a) received by the Depositary as the holder of the Ordinary Shares and (b) generally made available to the holders of Ordinary Shares by the Company. The Depositary will also send to the owners of ADSs copies of such reports when furnished by the Company pursuant to the Deposit Agreements.

Solicitation of Proxies

  The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual General Meeting of Shareholders and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Annual General Meeting, will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees, including the Depositary in the case of the ADSs, to solicit their customers who are owners of shares listed of record and names of nominees, and will reimburse them for reasonable out-of-pocket expenses of such solicitation. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of the Company.

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual General Meeting and voting in person.

Shareholder Proposals To Be Presented at Next Annual General Meeting

  Subject to applicable laws, shareholder proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2000 Annual General Meeting of Shareholders must be received by the Company at its offices located at 900 Chesapeake Drive, Redwood City, California 94063 no later than November 20, 1999 and satisfy the conditions established by the SEC for proposals to be considered for possible inclusion in the Proxy Statement and form of proxy relating to that meeting.

                         PROPOSAL ONE(A) AND ONE(B)
                          RE-ELECTION OF DIRECTORS

  The Articles provide that the Company may have up to a maximum number of ten
(10) directors, which number may be changed by resolution of the shareholders. There are currently six (6) directors of the Company one of whom was appointed during the year by the Board of Directors. As is customary for many Irish companies, the Company's Board of Directors (the "Board") typically consists of fewer than the maximum number of authorized directors. The Company believes that benefits are derived from having vacancies on the Board, particularly in the areas of attracting qualified directors and responding to shareholder concerns.

  Proxies cannot be voted for a greater number of persons than the number of nominees named in Proposals One (A) and One (B). At each Annual General Meeting of Shareholders, approximately one-third (1/3) of the existing directors must retire by rotation; however, such director(s) are eligible for re-election and, if re-elected, shall serve until the next rotation and until his successor is elected and qualified or until such director's resignation, death or removal. Any director elected by the Board during the year, whether to fill a vacancy (including a vacancy created by an increase in the Board) or otherwise, must stand for re-election at the next Annual General Meeting of Shareholders. In accordance with the Articles, Mr. Gregory M. Priest and Mr. John P. Hayes, as the longest serving directors, must retire by rotation.

  Mr. Priest, being eligible, offers himself for re-election.

Proposal One(A) vote required

  The affirmative vote of the holders of a majority of the Ordinary Shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the re-election of Mr. Priest. Unless otherwise instructed, the proxyholders will vote the proxies "FOR" the re-election of Mr. Priest to the Board.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    THAT YOU VOTE "FOR" PROPOSAL ONE(A).

  Mr. Hayes, being eligible, offers himself for re-election.

Proposal One(B) vote required

  The affirmative vote of the holders of a majority of the Ordinary Shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the re-election of Mr. Hayes. Unless otherwise instructed, the proxyholders will vote the proxies "FOR" the re-election of Mr. Hayes to the Board.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     THAT YOU VOTE "FOR" PROPOSAL ONE(B).

                                 PROPOSAL TWO

  As noted above, the Articles provide for a total of ten (10) directors. Mr. James S. Krzywicki was appointed to serve as the sixth director of the Company in October 1998. The Board of Directors is recommending that the shareholders elect Mr. Krzywicki to serve as the sixth member of the Board of Directors of the Company.

Vote required

  The affirmative vote of the holders of a majority of the Ordinary Shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the election of Mr. Krzywicki. Unless otherwise instructed, the proxyholders will vote the proxies "FOR" the election of Mr. Krzywicki to the Board.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                       A VOTE IN FAVOR OF PROPOSAL TWO.

                                PROPOSAL THREE
   CONSIDERATION OF THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE REPORTS OF THE DIRECTORS AND THE AUDITORS FOR THE YEAR ENDED DECEMBER 31, 1998

  A copy of the report of the directors and the consolidated financial statements of the Company (prepared in accordance with Irish GAAP) for the Last Fiscal Year and the auditors' report to the Members thereon have been circulated to all of the shareholders of the Company. Shareholders are now being requested to consider the Company's consolidated financial statements and the directors' and auditors' report for the financial year ended December 31, 1998 (the "Last Fiscal Year").

Vote Required

  The affirmative vote of the holders of a majority of the Ordinary Shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the resolution to receive and consider the Company's consolidated financial statements and the report of the directors and the auditors for the Last Fiscal Year. Unless otherwise instructed, the proxyholders will vote the proxies "FOR" the resolution to receive and consider the Company's consolidated financial statements and the report of the directors and the auditors for the Last Fiscal Year. A vote "FOR" Proposal Three will not constitute an approval or ratification of the report of the directors or the consolidated financial statements of the Company.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     THAT YOU VOTE "FOR" PROPOSAL THREE.

                                PROPOSAL FOUR
          AUTHORIZATION OF DIRECTORS TO FIX AUDITORS' REMUNERATION

  Ernst & Young, Chartered Accountants, have been the Company's independent auditors since September 10, 1993. The shareholders are now being requested to authorize the Board to fix the remuneration of the Company's auditors for the year ending December 31, 1999.

Vote Required

  The affirmative vote of the holders of a majority of the Ordinary Shares represented, in person or by proxy, and voting at the Annual General Meeting is required to authorize the directors to fix the remuneration of the Company's auditors. Unless otherwise instructed, the proxyholders will vote the proxies "FOR" the authorization of the directors to fix the remuneration of the Company's auditors.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                      THAT YOU VOTE "FOR" PROPOSAL FOUR.

                                 PROPOSAL FIVE
      INCREASE IN NUMBER OF SHARES UNDER THE EMPLOYEE SHARE PURCHASE PLAN


GENERAL

     The Employee Share Purchase Plan was adopted by the Board of Directors and approved by the Company's shareholders on March 31, 1995. The Employee Share Purchase Plan, which is intended to qualify under Section 423 of the Code, permits eligible employees to purchase the Company's Ordinary Shares through payroll deductions at a price equal to 85% of the lower of the fair market value of the Ordinary Shares on the first day of each six-month offering period or the last day of the applicable six-month purchase period. The Company has reserved a total of 1 million Ordinary Shares for issuance under the Employee Share Purchase Plan, and as of April 9, 1999, 466,648 shares remained available for future issuances.

PROPOSAL

     On April 2, 1999, the Board of Directors adopted, subject to shareholder approval at the Annual General Meeting, an amendment to the Employee Share Purchase Plan increasing the total number of shares reserved for issuance by an additional 1,000,000 Ordinary Shares, to an aggregate of 2,000,000 Ordinary Shares. This amendment will enable the Company to continue to grant purchase rights to eligible employees under the terms and conditions of the Employee Share Purchase Plan.

     The Board of Directors believes that the approval of the amendment to the Employee Share Purchase Plan is in the best interests of the Company and its shareholders, as the availability of an adequate number of shares for issuance under the Employee Share Purchase Plan and the ability of employees to participate in the Employee Share Purchase Plan are important factors in attracting, motivating and retaining qualified personnel essential to the success of the Company.

Vote Required

  The affirmative vote of the holders of a majority of the Ordinary Shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the amendment to the Employee Share Purchase Plan. Unless otherwise instructed, the proxyholders will vote the proxies "FOR" the amendment to the Employee Share Purchase Plan.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                      THAT YOU VOTE "FOR" PROPOSAL FIVE.

SUMMARY OF THE EMPLOYEE SHARE PURCHASE PLAN

     The following summary of the Employee Share Purchase Plan is qualified in its entirety by the specific language of the Employee Share Purchase Plan, a copy of which is available to any shareholder upon written request to the Secretary of the Company.

     PURPOSE. The purposes of the Employee Share Purchase Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees of the Company and to promote the success of the Company's business.

     ADMINISTRATION. The Employee Share Purchase Plan may be administered by the Board of Directors or a committee of the Board of Directors (the
"Administrator"), which committee is required to be constituted to comply with
Section 16(b) of the Exchange Act, and applicable laws.

     ELIGIBILITY; LIMITATIONS. The Employee Share Purchase Plan provides that employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and for more than five months in any calendar year.

     TERMS AND CONDITIONS OF SUBSCRIPTION. Participation under the Employee Share Purchase Plan is evidenced by a written subscription agreement between the employee and the Company and is subject to the following terms and conditions of the Employee Share Purchase Plan:

      (a) Purchase Price and Method. Employees who participate in the Employee Share Purchase Plan purchase the Company's Ordinary Shares through payroll deductions of up to 20% of their eligible compensation, up to a maximum number of shares per offering period determined by dividing $12,500 by the fair market value of an Ordinary Share and up to a maximum number of shares for all offering periods ending within any calendar year determined by dividing $25,000 by the fair market value of an Ordinary Share. In each determination of the maximum purchase amount, the fair market value is determined as of the first day of the applicable offering period. The price of Ordinary Shares purchased under the Employee Share Purchase Plan is 85% of the lower of the fair market value of the Ordinary Shares on the first day of each six-month offering period and the last day of the applicable six-month purchase period.

      (b) Offering Periods. Offering periods last six months and commence on the first trading day in each such six-month period.

      (c) Withdrawal; Termination of Employment. If an employee decides to terminate his or her participation in the Employee Share Purchase Plan, he or she must withdraw all the payroll deductions credited to his or her purchase account, and such funds will be returned to him or her. Upon the termination of employment for any reason, all payroll deductions will likewise be returned to the (former) employee.

      (d) Death. A participating employee may designate who is to receive any shares and cash, if any, from the participant's account under the Employee Share Purchase Plan in the event of such participant's death subsequent to exercising a purchase option but prior to delivery of the Ordinary Shares.

      (e) Nontransferability. Rights granted under the Employee Share Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan, and the Company may treat any prohibited attempt to transfer as an election to withdraw.

      (f) Other Provisions. The subscription agreement may contain such other terms, provisions and conditions not inconsistent with the Employee Share Purchase Plan as may be determined by the Administrator.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

  In the event of changes in the issued Ordinary Shares of the Company by reason of any share splits, reverse share splits, share dividends, combinations, reclassifications or other similar change in the capital structure of the Company, an appropriate adjustment shall be made by the Company's Board of Directors in the following: (i) the number of Ordinary Shares subject to the Employee Share Purchase Plan and (ii) the number and class of Ordinary Shares subject to any purchase right outstanding under the Employee Share Purchase Plan. The determination of the Company's Board of Directors as to which adjustments shall be made shall be conclusive. In the event of a proposed dissolution or liquidation of the Company, the offering periods shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Company's Board of Directors. Notwithstanding the above, in the event of a merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company, each purchase right shall be assumed or an equivalent option shall be substituted by such successor corporation, unless the Company's Board of Directors determines, in lieu of such assumption or substitution, to shorten the offering period then in progress by setting a new exercise date and any offering period then in progress shall end on the new exercise date.

  AMENDMENT AND TERMINATION OF THE EMPLOYEE SHARE PURCHASE PLAN. The Board may at any time amend or terminate the Employee Share Purchase Plan. The Company shall obtain shareholder approval of any amendment to the Employee Share Purchase Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 under the Exchange Act and 423 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") (or any other applicable law or regulation, including the requirements of any exchange or quotation system on which the Ordinary Shares or the ADSs representing Ordinary Shares are traded). Any amendment or termination of the Employee Share Purchase Plan shall not affect purchase options already granted and such purchase options shall remain in full force and effect as if the Employee Share Purchase Plan had not been amended or terminated, unless mutually agreed otherwise between the optionee and the Company, which agreement must be in writing and signed by the participant and the Company. In any event, the Employee Share Purchase Plan shall terminate on February 28, 2005.

FEDERAL INCOME TAX CONSEQUENCES

  No income will be taxable to a participant until the shares purchased under the Employee Share Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the offering period or more than one (1) year from the date of transfer of the stock to the participant (the "Statutory Holding Periods"), then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. Net capital gains on assets held for more than twelve months are currently taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If the shares are sold or otherwise disposed of before the expiration of the Statutory Holding Periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding periods. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon the sale or disposition of shares prior to the expiration of the Statutory Holding Periods described above.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE EMPLOYEE SHARE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PARTICIPATION IN THE EMPLOYEE SHARE PURCHASE PLAN

  The following table sets forth information with respect to participation by each individual serving as the Company's Chief Executive Officer or acting in a similar capacity and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), all current executive officers as a group and all other employees as a group during the Last Fiscal Year.


                                                      Securities         Purchase Price(1)
Name of Individual and Position                        Purchased           ($ Per Share)
------------------------------------------------------------------------------------------

James J. Buckley..............................            648                   32.7781
 (Former) Chairman and Chief Executive Officer

William G. McCabe.............................              0                         0
 Chairman of the Board

Gregory M. Priest.............................              0                         0
 President and Chief Executive Officer

William B. Lewis..............................            648                   32.7781
 Executive Vice President
 Global Field Sales

Jeffrey N. Newton.............................            648                   32.7781
 Executive Vice President
 Global Channel Sales

Richard Y. Okumoto............................              0                         0
 (Former) Senior Vice President, Finance and
  Chief Financial Officer

John. M. Grillos..............................              0                         0
 Executive Vice President and Chief Operating
  Officer

William A. Beamish............................              0                         0
 Executive Vice President
 Product Strategy

All current executive officers as a group (6
 persons).....................................          1,944                   32.7781

All other employees as a group................        168,872                     18.29


(1) Represents a weighted average per share purchase price

                        INFORMATION REGARDING DIRECTORS

  The following table sets forth certain information as of the Record Date for the current directors of the Company, including those directors standing for re-election at the Annual General Meeting:

  Name                               Age Positions with the Company
  ----                               --- --------------------------
  William G. McCabe................  42  Chairman of the Board
  Gregory M. Priest................  35  Chief Executive Officer, President and Director
  John M. Grillos..................  57  Executive Vice President, Chief Operating
                                         Officer and Director
  John P. Hayes....................  45  Group Financial Controller and Director
  Patrick J. McDonagh..............  47  Director
  James S. Krzywicki...............  47  Director

   William G. McCabe was the Chairman of the board of directors, Chief Executive Officer and President of CBT from September 1991 until September 1996, when he resigned as President. In December 1996, Mr. McCabe resigned as Chief Executive Officer. In August 1998, Mr. McCabe resigned as Chairman but remained a member of the board of directors. In December 1998, Mr. McCabe was re-appointed as the Chairman of the Company's board of directors.

   Gregory M. Priest was appointed President and Chief Executive Officer of the Company in December 1998. From February 1998 until December 1998, Mr. Priest was President and Chief Executive Officer of Knowledge Well Group Limited and of Knowledge Well Limited (collectively, "Knowledge Well"). Mr. Priest served as Vice President, Finance and Chief Financial Officer of the Company from December 1995 to January 1998. Mr. Priest has been a director of the Company since June 1996. Prior to joining CBT, Mr. Priest was an attorney with Wilson Sonsini Goodrich & Rosati, Professional Corporation, a private law firm representing technology companies, where he was elected to the partnership in 1995. From June 1989 to July 1990, Mr. Priest served as a law clerk to Justice Thurgood Marshall of the United States Supreme Court.

   John M. Grillos was appointed Executive Vice President and Chief Operating Officer of the Company in December 1998. Mr. Grillos has been a director of the Company since February 1994. Since June 1996, Mr. Grillos has been the sole General Partner of ITech Partners, L.P., a venture capital limited partnership focused on seed stage information technology companies. Prior to joining ITech Partners, Mr. Grillos was employed by BancBoston Robertson Stephens, an investment banking firm, in its venture capital group.

  John P. Hayes has been Group Financial Controller and a director of the Company since 1991. From 1987 to 1991, Mr. Hayes served as Financial Controller of the Company.

  Patrick J. McDonagh was a founding member of the Company and has been a director of the Company since September 1989. He has not taken an active role in the Company's management since 1991 and is currently a private investor.

  James S. Krzywicki was appointed as a director of the Company in October 1998. Since 1992 Mr. Kryzwicki has held various positions, most recently as a Vice President, with Lotus Development Corporation, which is now owned by International Business Machines Corporation. In April 1999, Mr Kryzwicki was named Director, Distributed Learning, IBM Global Services.

  There are no family relationships among any of the directors or executive officers of the Company.

Board Meetings and Committees

  The Board, which has an Audit Committee, Compensation Committee, Stock
Option Committee and Non-Officer Stock Option Committee, in addition to an Independent Committee formed in October 1998 to consider the acquisition of Knowledge Well, held a total of four meetings during the Last Fiscal Year. No incumbent director attended fewer than seventy-five percent (75%) of the meetings of the Board of Directors and committees thereof on which such director served during the Last Fiscal Year.

  The Audit Committee currently consists of Messrs. McDonagh and Krzywicki. During the Last Fiscal Year, the Audit Committee held one meeting. The Audit Committee oversees actions taken by the Company's independent auditors, and recommends the engagement of auditors.

  The Stock Option Committee currently consists of Messrs. McDonagh and Krzywicki. During the Last Fiscal Year, the Stock Option Committee did not hold any formal meetings but took several actions by unanimous written consent. The Stock Option Committee administers the Company's employee share option plans, grants share options to officers of the Company and grants share options to non-officers of the Company in excess of 10,000 shares per grant. See "Board Compensation Committee and Stock Option Committee Report on Executive Compensation" in this Proxy Statement.

  In January 1996, the Board established the Non-Officer Stock Option Committee which consists of Messrs. McCabe and Hayes. During the Last Fiscal Year, the Non-Officer Stock Option Committee did not hold any formal meetings but took several actions by unanimous written consent. The Non-Officer Stock Option Committee grants share options which are less than 10,000 shares per grant to non-officers of the Company.

  The Compensation Committee currently consists of Messrs. McCabe, Krzywicki and McDonagh. During the Last Fiscal Year, the Compensation Committee did not hold any formal meetings but took several actions by unanimous written consent. The Compensation Committee reviews and approves the compensation of executives of the Company and makes recommendations to the Board with respect to standards for setting compensation levels. See "Board Compensation Committee and Stock Option Committee Report on Executive Compensation" in this Proxy Statement.

  The Board does not have a Nominating Committee or any committee performing similar functions.

                             Director Compensation

   No director receives any cash compensation for his services as a member of the Company's board of directors, although each director is reimbursed for his expenses in attending board and related committee meetings. Directors who serve on committees of the board of directors receive no additional compensation.

   In December 1998, each of Messrs. Kryzwicki and McDonagh were granted, pursuant to a resolution approved by the full board of directors, options to purchase 50,000 CBT Ordinary Shares. Under the terms of the option plan under which such options were granted, the exercise price of these options is the closing price of an ADS on the Nasdaq National Market on December 8, 1998. These options vest over four years.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the Company's ADSs (or their equivalents) as of December 31, 1998 (unless otherwise stated) by (a) each director, (b) each Named Executive Officer (as defined below in "Executive Compensation and Other Matters--Summary Compensation Table"); (c) each person who is the beneficial owner of more than five percent (5%) of the Company's ADSs; and (d) all current directors and executive officers as a group. The number and percentage of ADSs beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any equivalent ADSs as to which the individual has sole or shared voting power or investment power and also any equivalent ADSs that the individual has the right to acquire within sixty (60) days of December 31, 1998 through the exercise of share options or other rights. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares shown as beneficially owned.

                                                                              Equivalent
                                                                                 ADSs     Approximate
                                                                             Beneficially  Percentage
                Name of Person or Identity of Group                             Owned      Owned (1)
                -----------------------------------                          ----------  ------------
Massachusetts Financial Services Company ("MFS")(2)........................   5,186,298          11.7%
 500 Boylston Street
 Boston, MA 02116
Capital Research and Management Company ("Capital")(3).....................   2,810,000           6.4%
 333 South Hope Street
 Los Angeles, CA 90071
Putnam Investments, Inc. ("Putnam")(4).....................................  1,117,060           2.5%
 One Post Office Square
 Boston, MA 02109
William G. McCabe (5)......................................................      40,996            *
Gregory M. Priest (6)......................................................      41,470            *
John M. Grillos (7)........................................................       5,000            *
William A. Beamish (8).....................................................      23,004            *
William B. Lewis (9).......................................................      71,443            *
Jeffrey N. Newton (10).....................................................      41,380            *
James J. Buckley (11)......................................................     247,930            *
John P. Hayes (12).........................................................      14,814            *
Patrick J. McDonagh........................................................     102,000            *
James S. Krzywicki.........................................................       3,000            *
All current directors and executive officers" as a group (9 persons) (13)..     591,037           1.3%

--------------------
*  less than 1%

(1) Based on 44,358,880 of the Company's ADSs (or their equivalents) issued and outstanding as of December 31, 1998.

(2) Based on information contained in the Schedule 13G/A filed with the SEC for the fiscal year ended December 31, 1998 by MFS. Certain shares are beneficially owned by non-reporting entities as well as MFS.

(3) Based on information contained in the Schedule 13G filed with the SEC for the fiscal year ended December 31, 1998 by Capital. Capital disclaimed beneficial ownership pursuant to Rule 13d-4.

(4) Based on information contained in the Schedule 13G filed with the SEC for the fiscal year ended December 31, 1998 by Putnam. Putnam disclaimed beneficial ownership on behalf of certain of its affiliated reporting entities.

(5) Includes 15,996 equivalent ADSs issuable upon the exercise of share options held by Mr. McCabe, which options are exercisable within sixty (60) days of December 31, 1998.

(6) Includes 41,458 equivalent ADSs issuable upon the exercise of share options held by Mr. Priest, which options are exercisable within sixty (60) days of December 31, 1998.

(7) Includes 5,000 equivalent ADSs issuable upon the exercise of share options held by Mr. Grillos, which options are exercisable within 60 days of December 31, 1998.

(8) Includes 23,004 equivalent ADSs issuable upon the exercise of share options held by Mr. Beamish, which options are exercisable within sixty (60) days of December 31, 1998.

(9) Includes 60,625 equivalent ADSs issuable upon the exercise of share options held by Mr. Lewis, which options are exercisable within sixty (60) days of December 31, 1998.

(10) Includes 41,380 equivalent ADSs issuable upon the exercise of share options held by Mr. Newton, which options are exercisable within sixty (60) days of December 31, 1998.

(11) Includes 245,414 equivalent ADSs issuable upon the exercise of share options held by Mr. Buckley, which options are exercisable within sixty
     (60) days of December 31, 1998.

(12) Includes 14,814 equivalent ADSs issuable upon the exercise of share options held by Mr. Hayes, which options are exercisable within sixty (60) days of December 31, 1998.

(13) Includes 447,691 equivalent ADSs issuable upon the exercise of options held by current directors and our executive officers as a group, which options are exercisable within sixty (60) days of December 31, 1998.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

     In addition to Messrs. McCabe, Priest, Grillos, and Hayes, the Company's executive officers, and their respective ages and positions as of the record date, are as follows:

            Name                Age                         Position
----------------------------  -------  ---------------------------------------------------
William A. Beamish..........       44  Executive Vice President, Product Strategy
William B. Lewis............       43  Executive Vice President, Global Field Sales
Jeffrey N. Newton...........       44  Executive Vice President, Global Channel Sales


     William A. Beamish was appointed Executive Vice President, Product Strategy in December 1998. Mr. Beamish was Vice President, Product Strategy and Development from 1993 until he resigned on March 31, 1998. Mr. Beamish joined CBT Systems Limited in 1985 as a design consultant. He became head of product development in 1988 and Development Center Manager in 1990.

     William B. Lewis was appointed Executive Vice President, Global Field Sales in December 1998. Since March 1997, Mr. Lewis served as Vice President, North American Sales. From January 1996 until March 1997, Mr. Lewis served as Area Vice President of Sales for the southern region and served as Regional Vice President of Sales for the southern region from January 1994 to January 1996. Mr. Lewis joined the Company as a sales manager for the southern region in April 1992 and served in that capacity until January 1994.

     Jeffrey N. Newton was appointed Executive Vice President, Global Channel Sales in December 1998. Mr. Newton served as Vice President, Business Development from March 1997 until he resigned in June 1998. From January 1996 until March 1997, Mr. Newton served as Area Vice President of Sales for the northern region and served as Regional Vice President of Sales for the northern region from January 1994 to January 1996. Mr. Newton joined the Company as a sales manager for the northern region in April 1992 and served in that capacity until January 1994.

     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected. There are no family relationships among the executive officers of the Company.

Recent Executive Officer Changes

     On October 1, 1998, Mr. James J. Buckley, CBT's Chairman and Chief Executive Officer and a member of the Company's board of directors, and Mr. Richard Y. Okumoto, CBT's Senior Vice President of Finance and Chief Financial Officer and also a member of the board of directors, stepped down from their respective positions. The decision was made jointly by the members of the board of directors, including Mr. Buckley and Mr. Okumoto. Upon resignation, CBT entered into severance agreements and mutual releases with each of Messrs. Buckley and Okumoto.

     Messrs. Buckley and Okumoto were replaced on an interim basis by a newly formed management committee, consisting of members of the Company's board of directors. The members of the management committee were Mr. William G. McCabe, CBT's former chairman and Chief Executive Officer, Mr. Gregory M. Priest, CBT's former Vice President of Finance and Chief Financial Officer, and John M. Grillos, a member of the Company's board of directors. Effective December 10, 1998, the Company appointed Mr. McCabe as Chairman of the Board, Mr. Priest as President and Chief Executive Officer and Mr. Grillos as Executive Vice President and Chief Operating Officer. Messrs. Priest and Grillos also remain members of the Company's board of directors.

     In December 1998, CBT also appointed Mr. William A. Beamish as Executive Vice President, Product Strategy and Mr. Jeffrey N. Newton as Executive Vice President, Global Channel Sales. Both of those individuals had been CBT executives and had left the Company's employ earlier in 1998. Also in December 1998, the Company promoted Mr. William B. Lewis to Executive Vice President, Global Field Sales. Prior to promotion, Mr. Lewis was Vice President, North American Sales.

                          SUMMARY COMPENSATION TABLE


     The following tables disclose compensation earned by the Named Executive Officers for the fiscal years ended December 31, 1998, 1997 and 1996:

                 Annual Compensation and Long-term Compensation


                                    Annual Compensation                Long-Term Compensation
                               -------------------------------      -----------------------------
                                                                    Other Annual      Options to        All Other
                                                                    Compensation     Purchase ADS     Compensation
Name and Principal Position    Year     Salary (1)       Bonus           (2)          Equivalents         (3)
---------------------------   -------   -----------    --------     --------------   --------------   ---------------
James J. Buckley (4)........     1998      $417,340       $     --        $     --          120,000           $    --
 (Former) Chairman and           1997       385,000             --              --               --                --
  Chief Executive Officer        1996       125,618         50,000              --          970,000                --

William G. McCabe (5).......     1998       250,000             --              --          470,000            29,720
 Chairman of the Board           1997       250,000             --              --               --            31,800
                                 1996       120,000        380,000              --          200,000            32,080

Gregory M. Priest (6).......     1998        56,601             --              --          410,000                --
 President and Chief             1997       180,000        172,000              --           90,000                --
  Executive Officer              1996       125,000         89,250              --           10,000                --

William B. Lewis (7)........     1998       280,147         19,500              --          365,196                --
 Executive Vice President        1997       215,000         75,000         139,047           70,000                --
  Global Field Sales             1996        72,000        118,000              --           72,000                --

Jeffrey N. Newton (8).......     1998       203,121         86,398          40,000          350,000                --
 Executive Vice President        1997       223,000         57,000          86,086           70,000                --
  Global Channel Sales           1996        72,000        116,000              --           80,000                --

Richard Y. Okumoto (9)......     1998       229,713             --              --          200,000                --
 (Former) Senior Vice
  President, Finance and
  Chief Financial Officer

John M. Grillos (10)........     1998        19,154             --              --          290,000                --
 Executive Vice President        1997            --             --              --               --                --
  and Chief Operating
  Officer

William A. Beamish (11).....     1998       527,500             --              --          290,000             2,851
 Executive Vice President        1997       200,000             --              --               --             6,072
  Product Strategy               1996        74,666             --              --               --             6,403

________
(1)  Salary includes amount deferred pursuant to the Company's 401(k) plan.

(2) Includes $139,047 and $86,086 paid in 1997 to Messrs. Lewis and Newton, respectively, for relocation expenses.

(3)  Includes payments of $32,080 in 1996, $31,800 in 1997 and $29,720 in 1998
     to Mr. McCabe and payments of $6,403 in 1996, $6,072 in 1997 and $2,851 in 1998 to Mr. Beamish, pursuant to defined contribution pension schemes.

(4) Mr. Buckley joined CBT in September 1996 as President and Chief Operating Officer. In December 1996, Mr. Buckley became Chief Executive Officer and was appointed Chairman of the Company in August 1998. He resigned as an executive officer and director of CBT in September 1998. Consequently, Mr. Buckley's compensation is from September 1996 through September 1998.

(5)  Mr. McCabe was Chairman of the Board, Chief Executive Officer and
     President until September 1996, when he resigned as President. In December 1996, he resigned as Chief Executive Officer of the Company and in August 1998, he resigned as Chairman of the Board. In December 1998, Mr. McCabe was re-appointed Chairman of the Board. Mr. McCabe is compensated for his management services pursuant to a consulting agreement with a third party consulting firm. Amounts are paid by CBT Systems Limited to the consulting firm which compensates its employees, including Mr. McCabe. The Company has not reviewed any agreement between the consulting firm and its employees with respect to compensation amounts.

(6) Mr. Priest was elected an executive officer of the Company in December 1995, and resigned as an executive officer effective January 31, 1998. In December 1998, he was appointed as President and Chief Executive Officer. The amounts shown include both payment to Mr. Priest for his services as Chief Financial Officer of the Company in January of 1998 and payment for his services as President and Chief Executive Officer during the fourth quarter of 1998. Mr. Priest's annual base salary as President and Chief Executive Officer has been set at $250,000.

(7) Mr. Lewis became Area Vice President of Sales for the southern region in January 1996 and Vice President North American Sales in March 1997. Mr. Lewis was appointed Executive Vice President Global Field Sales in December 1998.

(8) Mr. Newton became Area Vice President for the northern region in January 1996 and Vice President, Business Development in March 1997. He resigned in June 1998. In December 1998, Mr. Newton was appointed Executive Vice President, Global Channel Sales.

(9)  Mr. Okumoto joined CBT in February 1998 and resigned in September 1998.

(10) Mr. Grillos was appointed as Chief Operating Officer in December 1998.

(11) Mr. Beamish was Vice President, Product Strategy and Development from 1993 until he resigned on March 31, 1998. In December 1998, he was appointed Executive Vice President, Product Strategy.

                       Option Grants in Last Fiscal Year


     The following table provides information with respect to options granted during fiscal 1998 to the Named Executive Officers:

                         Number of      Percent of                                        Potential Realizable Value At
                        Equivalent    Total Options                                       Assumed Annual Rates of Stock
                         ADSs Over      Granted to      Exercise                               Price Appreciation
                           Which       Employees in     Price Per                               for Option Term (1)
                        Options Were    Last Fiscal     Equivalent     Expiration        --------------------------------
   Name                 Granted (2)(3)      Year         ADS (4)         Date                5%                   10%
-------------------------------------------------------------------------------------------------------------------------
James J. Buckley......   120,000            2.0%         $36.00        1/13/08           $2,716,824            $6,884,967
William G. McCabe.....    60,000            1.0%         $36.00        1/13/08            1,358,412             3,442,483
                         410,000            6.8%         $ 9.94        12/9/08            2,562,352             6,493,504
Gregory M. Priest.....   410,000            6.8%         $ 9.94        12/9/08            2,562,352             6,493,504
William B. Lewis......    50,000            0.8%         $ 6.94        1/13/08              218,147               552,829
                         300,000            5.0%         $ 9.94        12/9/08            1,874,892             4,751,344
Jeffrey N. Newton.....    50,000            0.8%         $ 6.94        1/13/08              218,147               552,829
                         300,000            5.0%         $ 9.94        12/9/08            1,874,892             4,751,344
Richard Y. Okumoto....        --             --              --             --                   --                    --
John M. Grillos.......   290,000            4.8%         $ 9.94        12/9/08            1,812,395             4,592,966
William A. Beamish....    50,000            0.8%         $ 6.94        1/13/08              218,147               552,829
                         290,000            4.8%         $ 9.94        12/9/08            1,812,395             4,592,966

________
(1) Potential realizable value assumes that the share price (based on the fair market value of the ADSs) increases from the date of grant until the end of the ten-year option term at the annual rate specified (5% and 10%). If the price of the ADSs were to increase at such rates from $14.875 per ADS, the price at the last trading day of fiscal 1998, over the next ten years, the resulting ADS price at 5% and 10% appreciation would be approximately $24.23 and $35.58 respectively. The assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future share price. The Company does not necessarily agree that this method can properly determine the value of an option.

(2) All options in this table were granted under the 1994 Plan. The options expire ten years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. The 1994 Plan is currently administered by the Stock Option Committee of the board of directors, which has broad discretion and authority to amend outstanding options and to reprice options, whether through an exchange of options or an amendment thereto.

(3) Unless otherwise indicated, options generally vest over four years such that 1/4th of the equivalent ADSs subject to the option vest one year from the respective date of grant, 1/4th vest on the second anniversary of the respective date of grant and 1/48th vest each month thereafter.

(4) Options were granted at an exercise price equal to the fair market value of the Company's ADSs, as determined by reference to the closing price of the ADSs as reported on the Nasdaq National Market on the last trading day prior to the date of grant.


                Aggregated Option Exercises in Last Fiscal year
                       and Fiscal Year End Option Values

     The following table provides information with respect to option exercises in fiscal 1998 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1998:



                                                    Number of Equivalent ADSs
                 Equivalent                      Subject to Unexercised Options    Value of Unexercised In-The-Money
                    ADSs                               at Fiscal Year-End            Options at Fiscal Year End (3)
                Acquired on        Value      ------------------------------------------------------------------------
     Name       Exercise (1)     Realized (2)  Exercisable    Unexercisable       Exercisable       Unexercisable
----------------------------------------------------------------------------------------------------------------------
James J. Buckley...   140,000      $ 6,599,782         245,414                --           $     --         $       --
William G. McCabe..   554,000       25,325,000             996           470,000                 --          2,023,350
Gregory M. Priest..    84,384        4,355,930          34,376           547,504             95,805          2,286,810
William B. Lewis...    60,678        3,058,946          42,126           451,500            334,375          2,683,031
Jeffrey N. Newton..    85,252        4,409,193          22,215           463,337            176,332          2,776,987
Richard Y. Okumoto.        --               --              --                --                 --                 --
John M. Grillos....        --               --           5,000           295,000                 --          1,431,150
William A. Beamish.     9,480          406,833           8,422           399,170            125,270          2,297,687

____
(1) CBT employees, including the Named Executive Officers, have a choice of acquiring either Ordinary Shares or ADSs representing such Ordinary Shares upon exercise of options.

(2) Market value of underlying shares based on the closing price of the ADSs on the Nasdaq National Market on the date of exercise, minus the exercise price.

(3) Market value of shares underlying in-the-money share options is based on the closing price of $14.875 per ADS on the Nasdaq National Market on December 31, 1998, which is the last trading day of fiscal 1998, minus the exercise price.

Stock Options Repricing

        The principal purpose of CBT's equity incentive plan is to provide an equity incentive to employees to remain in the Company's employment and to work diligently in its best interests. CBT's board of directors determined that this purpose would not be achieved for employees holding options exercisable at prices above the market price of the Company's ADSs, and further determined that it was critical to the Company's best interests and to those of its shareholders that the Company retain the services of these employees. Accordingly, on October 16, 1998, the board of directors authorized the repricing of outstanding options to purchase ADSs under the Company's stock option plans (except that members of the board of directors and Mr. Buckley were excluded from the repricing), and the repricing/option exchange became effective on that date. Employees exchanged eligible outstanding options with exercise prices in excess of the closing sales price of the Company's ADS on October 16, 1998 for new options with an exercise price equal to such price. Other than the exercise price, each new option issued upon exchange has substantially the same terms as the surrendered option, including number of shares, vesting and expiration. The exercise price for repriced options was $6.94, the closing sales price of the Company's ADS on October 15, 1998. Options held by certain of the Named Executive Officers were repriced as part of the repricing/option exchange. The following table provides information with respect to the repricing for the Named Executive Officers:

                         Ten Year Option/SAR Repricing

                                               Number of                                                              Length of
                                              Securities       Market Price of    Exercise Price                    Original Option
                                              Underlying       Stock at Time of     at Time of                      Term Remaining
                                              Options/SAR        Repricing or      Repricing or                       at Date of
                                              Repriced or        Amendment          Amendment       New Exercise     Repricing or
        Name               Date                Amended              ($)              ($)             Price ($)    Amendment (Years)
-------------------------------------------------------------------------------------------------------------------------------
William B. Lewis......      10/16/98             63,004            $437,090           $11.31           $6.94               7.25
William B. Lewis......      10/16/98             52,500             364,219            20.25            6.94               8.42
William B. Lewis......      10/16/98             50,000             346,875            36.00            6.94               9.24
Jeffrey N. Newton.....      10/16/98             14,170              98,304            11.31            6.94               7.25
Jeffrey N. Newton.....      10/16/98             50,002             346,889            17.00            6.94               7.49
Jeffrey N. Newton.....      10/16/98             52,501             364,226            20.25            6.94               8.42
Jeffrey N. Newton.....      10/16/98             50,000             346,875            36.00            6.94               9.24
William A. Beamish....      10/16/98             17,585             121,996            11.31            6.94               7.25
William A. Beamish....      10/16/98              5,004              34,715            17.00            6.94               7.49
William A. Beamish....      10/16/98             45,000             312,188            20.25            6.94               8.42
William A. Beamish....      10/16/98             50,000             346,875            36.00            6.94               9.24



                         The Members of the Stock Option Committee


                         Patrick J. McDonagh
                         James S. Krzywicki


                    Employment Contracts and Arrangements

     On July 24, 1996, the Company entered into an agreement with James J. Buckley pursuant to which Mr. Buckley became the Company's President and Chief Operating Officer, effective as of September 1, 1996. Under the terms of his agreement, Mr. Buckley received an annual base salary of $385,000 and a potential performance bonus of approximately $150,000. In addition, Mr. Buckley received an option to purchase an aggregate of 970,000 ADSs at an exercise price equal to the fair market value of the ADSs on such date. The ADSs subject to the option vest over four years, with the initial 25% vesting after one year and the remainder on a monthly basis thereafter.

     On September 30, 1998, Mr. Buckley resigned from employment with CBT. Upon resignation, CBT entered into a severance agreement and mutual release with Mr. Buckley. Under the severance agreement, Mr. Buckley will continue to receive his annual base salary through September 1999. In addition, as of September 30, 1998, Mr. Buckley had vested in options to purchase 525,414 of the 970,000 ADSs referred to above. A total of 280,000 of such vested options had been exercised prior to September 30, 1998, and the remaining 245,414 vested options are exercisable until September 30, 1999. The remaining 444,586 unvested options together with all other options granted after July 24, 1996, none of which had vested as of September 30, 1998, expired upon Mr. Buckley's resignation. Mr. Buckley's options were not repriced on October 16, 1998.

     On September 30, 1998, Mr. Okumoto resigned employment with CBT. Upon resignation, CBT entered into a severance agreement and mutual release with Mr. Okumoto. Under the severance agreement, Mr. Okumoto continued to receive his annual base salary through March 1999. As of September 30, 1998, all of Mr. Okumoto's options to purchase ADSs were unvested and therefore expired upon his resignation.

     On January 2, 1996, CBT entered into an employment agreement with Gregory
M. Priest, under which CBT agreed to employ Mr. Priest as its Vice President, Finance and Chief Financial Officer and also agreed that Mr. Priest would be nominated to serve as one of the Company's directors. Under the terms of the agreement, Mr. Priest received during the year ended December 31, 1997 an annual base salary of $180,000. Mr. Priest also received a performance bonus of $172,000 in the year ended December 31, 1997. The agreement did not contain a minimum term of employment and both parties acknowledged that Mr. Priest's employment with CBT was at-will. Mr. Priest entered into an agreement with CBT in January 1998 pursuant to which he resigned as the Company's Vice President, Finance and Chief Financial Officer effective as of February 1, 1998. Mr. Priest continued to serve as one of the directors of the Company.

     CBT entered into a consulting agreement with Mr. Priest in February 1998, pursuant to which Mr. Priest agreed to provide consulting services to the Company, initially involving the transition of Mr. Priest's successor as Vice President, Finance and Chief Financial Officer. Mr. Priest's agreement provided that he would be paid on an hourly basis and his options would continue to vest. Mr. Priest's agreement contained customary provisions regarding confidentiality and assignment of intellectual property. On October 16, 1998, the Stock Option Committee, in recognition of Mr. Priest's dedication of an increased amount of time and attention to CBT business as a member of the management committee of the board of directors, amended Mr. Priest's outstanding options to reinstate the expiration dates that existed prior to his resignation from the Company.

     CBT Systems Limited has entered into a consulting agreement with a third-party consulting firm pursuant to which the consulting firm provides certain management services to CBT Systems Limited, including the services of Messrs. McCabe, Beamish and Hayes. Messrs. McCabe, Beamish and Hayes were employees of the consulting firm during 1998. Amounts due under the consulting agreement are paid by CBT Systems Limited to the consulting firm. Messrs. McCabe, Beamish and Hayes are separately compensated by the consulting firm. During 1998, the consulting firm billed CBT Systems Limited an aggregate of $845,031 for services provided by Messrs. McCabe, Beamish and Hayes.

     CBT entered into an agreement with Mr. Beamish in February 1998 under which Mr. Beamish agreed to resign as Vice President, Product Strategy and Development effective March 31, 1998. Mr. Beamish continued to provide consulting services to the Company pursuant to the consulting arrangement described above through December 31, 1998. Under the consulting agreement, Mr. Beamish's outstanding options were to continue to vest until December 31, 1998. On October 16, 1998, the Stock Option Committee, in recognition of Mr. Beamish's dedication of an increased amount of time and attention to CBT business following the resignations of Messrs. Buckley and Okumoto, amended Mr. Beamish's outstanding options to reinstate the expiration dates that existed prior to his resignation. These options were also repriced on that date.

   The Company entered into a consulting agreement with Mr. Newton in June 1998 under which Mr. Newton agreed to resign as Vice President North American Sales effective June 30, 1998. Mr. Newton continued to provide consulting services to the Company pursuant to a consulting agreement through December 31, 1998. Under the consulting agreement, Mr. Newton's outstanding options were to continue to vest until October 31, 1999. On October 16, 1998, the Stock Option Committee, in recognition of Mr. Newton's dedication of an increased amount of time and attention to CBT business following the resignations of Messrs. Buckley and Okumoto, amended Mr. Newton's outstanding options to reinstate the expiration dates that existed prior to his resignation. These options were also repriced on that date.

   Prior to the closing of the acquisition of Knowledge Well, the Company will enter into employment and noncompetition agreements with Messrs. Priest, Grillos, Lewis and Newton. The Company will also enter into employment and noncompetition agreements with Messrs. McCabe and Beamish or, alternatively, consulting and noncompetition agreements with a third-party consulting firm which provides services to the Company, including the services of Messrs. McCabe and Beamish. The material terms of these employment, or consulting, and noncompetition agreements have not been negotiated. Among other things, the employment, or consulting, and noncompetition agreements with Messrs. McCabe, Priest, Beamish and Newton will replace their existing consulting agreements.

               Compensation and Stock Option Committee Interlocks
                           and Insider Participation

   During fiscal 1998, the Compensation Committee of the Company's board of directors consisted of Messrs. McCabe, McDonagh and Grillos. From January 1, 1998 through October 15, 1998, the Stock Option Committee consisted of Messrs. McDonagh and Grillos. Since October 16, 1998, the Stock Option Committee has consisted of Messrs. McDonagh and Krzywicki. Mr. Krzywicki was not an officer or employee of CBT or its subsidiaries during fiscal 1998 or at any time prior to fiscal 1998. Mr. McDonagh was not an officer or employee of CBT or its subsidiaries during fiscal 1998 or at any time since September 1991. From the Company's inception to September 1991, Mr. McDonagh was its Chief Executive Officer.

   Mr. McCabe has served on the Compensation Committee since February 1995. Mr. McCabe also served as Chief Executive Officer through December 1996, President through September 1996 and Chairman of the Board through August 12, 1998. From October 1, 1998 through December 1, 1998, Mr. McCabe was a member of the interim management committee of the board of directors and since December 10, 1998, Mr. McCabe has been the Chairman of the board of directors. Mr. Grillos was not an officer or employee of CBT or its subsidiaries at any time prior to October 1, 1998. From October 1, 1998 through December 10, 1998, Mr. Grillos was a member of the interim management committee of the board of directors and since December 10, 1998, Mr. Grillos has been the Chief Operating Officer of the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Approximately 9% of the issued share capital of CBT (Technology) Limited ("CBT T"), one of the Company's Irish subsidiaries, representing a special non-voting class, is owned by Stargazer Productions ("Stargazer"), an unlimited company which is wholly-owned by certain key employees of the Company. All of the voting securities of CBT T are indirectly owned by CBT and, except for the securities owned by CBT, there are no other outstanding securities of CBT T. CBT T has in the past and may in the future declare and pay dividends to Stargazer, and Stargazer may pay dividends to its shareholders out of such amounts. Except for the fact that Stargazer is wholly owned by certain key employees of CBT, there is no relationship between the Group and Stargazer.

  In February 1996, Gregory M. Priest, Vice President, Finance and Chief Financial Officer and a director of the Company, received an interest-free loan from the Company in the amount of $125,000 with principal payable in four annual installments, commencing in February 1997. As of the date hereof, no amounts remain outstanding under the loan.

  The Company and Knowledge Well entered into a Software License Agreement
(the "License Agreement") in October 1997, pursuant to which the Company granted Knowledge Well a limited non-exclusive license to use certain of its technology in the development of interactive education software. The License Agreement explicitly forbids any use by Knowledge Well of CBT's technology within CBT's information technology market area. In exchange, Knowledge Well has agreed to maintain functional compatibility of Knowledge Well's products with CBT's products. Knowledge Well is also required to pay the Company an annual licensing fee. The License Agreement also contains customary provisions involving the provision of product updates and the protection of confidential information. Prior to December 1998, Messrs. McCabe and Priest were Chairman of the Board, and President, Chief Executive Officer, and director, respectively, of Knowledge Well, and Chairman of the Board and director, respectively, of the Company. Since December 1998, Messrs. McCabe and Priest are no longer directors or officers of Knowledge Well, but they are Chairman of the Board and President and Chief Executive Officer, respectively, of the Company. The License Agreement was unanimously approved by the disinterested directors of the Company.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's officers (as defined in the rules under Section 16) and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file certain reports with the SEC and the NASD regarding ownership of, and transactions in, the Company's securities. Such officers, directors and ten percent holders are also required by the SEC's rules to furnish to the Company copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons and except for a late filing of a Form 3 by Mr. Krzywicki, the Company believes that its executive officers, directors and ten percent holders complied with all applicable Section 16(a) filing requirements during the Company's Last Fiscal Year.

                 BOARD COMPENSATION COMMITTEE AND STOCK OPTION
                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Portions of the following report are presented by each of the members of the Company's Compensation Committee (the "Compensation Committee") and Stock Option Committee (the "Stock Option Committee") of the Board of Directors with respect to the compensation of the Company's executive management.

 Actual compensation earned during the Last Fiscal Year for the Named Executive Officers is shown in the Summary Compensation Table contained in this Proxy Statement.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee reviews and approves the compensation of executives of the Company and makes recommendations to the Board with respect to standards for setting compensation levels.

  Compensation Philosophy. At the direction of the Board and pursuant to the charter of the Compensation Committee, the Compensation Committee endeavors to ensure that the compensation programs for executive officers of the Company and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Company. These programs are administered in a manner that seeks to meet the long-term interests of the Company and its shareholders and are designed to align total compensation for senior management with corporate performance.

  The Compensation Committee believes that the Company's overall financial performance should be an important factor in the total compensation of the Company's executive officers. At the executive officer level, the Compensation Committee has a policy that a significant proportion of total compensation should consist of variable, performance-based components, such as bonuses and share option grants, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and shareholder value.

  The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. The Compensation Committee considers such corporate performance measures as revenues, net income and earnings per share in setting executive compensation levels. The specific factors used, and the weights given to various factors, varies between each executive based on his or her responsibilities. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects and demonstrated leadership ability.

  Base salary for the chief executive officer and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Compensation Committee focuses primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

  Chief Executive Officer Compensation. Generally, the criteria used in determining the compensation of the Company's Chief Executive Officer is the same as that which is used for executive management. Until he resigned on October 1, 1998, Mr. Buckley received an annual salary of $385,000 which had not changed from the level established in the fiscal year ended December 31, 1996. Mr. Priest was appointed President and Chief Executive Officer in December 1998. Mr. Priest's compensation was set to ensure that it was based on increasing shareholder value. Accordingly, his cash compensation is significantly less than the Company has historically paid its Chief Executive Officer and he was granted options to purchase CBT shares, as more fully described above (see "Option Grants in Last Fiscal Year").

  The Compensation Committee also approved the compensation of the Company's other executive officers for 1998, following the principles and procedures outlined in this report.

  Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Section 162(m) of the Code generally limits the federal income tax deductibility of compensation paid to certain executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under this legislation, the Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m). The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                     REPORT OF THE STOCK OPTION COMMITTEE

  The Stock Option Committee oversees provision of long-term incentives for executives and other key employees through share option grants under the 1990 Plan, 1994 Plan and 1996 Plan. Grants under the 1990 Plan or 1994 Plan are made to executives at the time they join the Company and are made periodically to executive management for individual performance. Grants under the 1996 Plan are made to employees and consultants at the time they join the Company and are made periodically for individual performance. Grants are not made to executive officers or directors under the Company's 1996 Plan. The purpose of share option grants is to provide incentives to perform at a level which will enhance the overall financial performance of the Company's business and maximize long-term shareholder value and to reward prior performance.

  For grants to executives, the Stock Option Committee is responsible for determining, subject to the terms and conditions of the plans, the timing of such grants, the exercise price per share, the vesting provisions and the number of shares subject to each option grant. The Stock Option Committee primarily grants share options to executive officers under the 1994 Plan.

  In 1998, based upon recommendations from executive management, the Stock Option Committee granted share options to certain executive officers of the Company under the Company's share option plans. In approving grants under the 1990 Plan, 1994 Plan and 1996 Plan, including grants to non-executive officers of the Company, the Stock Option Committee considers quantitative and qualitative factors.

  In addition to the 1990 Plan, 1994 Plan and 1996 Plan, executives are eligible to participate in the Company's 1995 Employee Share Purchase Plan which permits the purchase of shares at a discount through payroll deductions.

  Share Option Grants to the Chief Executive Officer. Mr. Buckley did not receive any options in connection with his services as the Company's Chief Executive Officer in 1998. Mr Priest received 410,000 options in connection with his appointment as President and Chief Executive Officer of the Company.

Respectfully Submitted by:

The Members of the Compensation
 Committee                       The Members of the Stock Option Committee
William G. McCabe                James S. Krzywicki
James S. Krzywicki               Patrick J. McDonagh
Patrick J. McDonagh

                               PERFORMANCE GRAPH

  The ADSs are quoted on the Nasdaq National Market. Set forth below is a graph comparing the value of an investment of $100 in (i) the ADSs at the initial public offering price on April 13, 1995 of $4.00 per ADS (as adjusted for the two ADS splits in May 1996 and March 1998); (ii) the Nasdaq National Market; and (iii) the Hambrecht & Quist Technology Index, as if all such investments were made on April 13, 1995 and assuming dividend reinvestment through December 31, 1998.

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG CBTSY,
                H&Q TECHNOLOGY INDEX AND NASDAQ NATIONAL MARKET

                                                            H&Q        NASDAQ
               MEASUREMENT PERIOD                        TECHNOLOGY   NATIONAL
             (FISCAL YEAR COVERED)                CBTSY    INDEX    MARKET -  US
             ---------------------               ------- ---------- ------------
Measurement Pt-  04/13/95....................... $100      $100      $100
FYE  12/29/95................................... $165.63   $130.43   $126.36
FYE  12/31/96................................... $339.06   $156.31   $155.05
FYE  12/31/97................................... $513.28   $228.49   $188.60
FYE  12/31/98................................... $185.94   $323.98   $263.26

                                 OTHER MATTERS

  The Report of the Directors and the Consolidated Financial Statements of the Company and Auditors' Report to the Members for the Last Fiscal Year were approved by the Board on March 19, 1999. Irish law requires the Company to provide its Members for receipt and consideration such Report of the Directors and the Consolidated Financial Statements of the Company and Auditors' Report to the Members for the Last Fiscal Year at the Annual General Meeting of Shareholders. In this regard, included as part of the proxy materials dispatched to Members is a copy of the Report of the Directors and the Consolidated Financial Statements of the Company and Auditors' Report to the Members for the Last Fiscal Year.

  Representatives of Ernst & Young, Chartered Accountants, are expected to be present at the Annual General Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  The Company knows of no other matters to be submitted at the Annual General Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

By Order of the Board of Directors

Dated: May 5, 1999

                      CBT GROUP PUBLIC LIMITED COMPANY
                THIS PROXY FOR THE ANNUAL GENERAL MEETING IS
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned Member of CBT Group PLC, a public limited company organized under the laws of the Republic of Ireland (the "Company"), hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement, each dated May 5, 1999, and hereby appoints William G. McCabe, Gregory M. Priest and Jennifer M. Caldwell, and each of them, proxies and
attorneys-in-fact, each with full power of substitution, or                of
               as proxy and attorney in fact (see Note 2 below), on behalf and in the name of the undersigned, to represent the undersigned at the Company's Annual General Meeting to be held at 11:00 a.m. on June 4, 1999 at The Shelbourne Hotel, St. Stephens Green, Dublin 2, Ireland, and at any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof and in their discretion upon such other matters as may properly come before the Annual General Meeting.

NOTES:

1. A proxy may (i) vote on a show of hands or on a poll, (ii) demand or join in demanding a poll and (iii) speak at the Annual General Meeting.

2. If it is desired to appoint as proxy any person other than those set forth above, please delete the names set forth above and insert the name and address of your own proxy in the space provided. The alteration should be initialled. A proxy need not be a shareholder of the Company.

3. In the case of a corporation, this form must be executed either under its Common Seal or under the hand of an officer or attorney duly authorized.

4. In the case of joint holders, the signature of any one of them will suffice, but the names of all joint holders should be shown. The vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the joint holding.

5. To be effective, the proxy form and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority must be deposited with the Company's Registrars, Bank of Ireland, Registration Department, P.O. Box 4044, 4th Floor, Hume House, Ballsbridge, Dublin 4, Ireland not less than 48 hours before the time appointed for the holding of the Annual General Meeting or adjourned Annual General Meeting.

6. Any alterations made to this proxy form should be initialled.

7. On a poll a person entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses in the same way.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY
                           IN THE ENVELOPE PROVIDED.

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.

  THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS SET FORTH BELOW AND AS SAID PROXIES DEEM APPROPRIATE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION FOR ANY MOTION MADE FOR ADJOURNMENT OF THE ANNUAL GENERAL MEETING (INCLUDING, WITHOUT LIMITATION, FOR PURPOSES OF SOLICITING ADDITIONAL VOTES FOR APPROVAL OF THE PROPOSALS SET FORTH BELOW).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

                                                            FOR AGAINST ABSTAIN
ORDINARY BUSINESS                                           --- ------- -------
1A) To re-elect Gregory M. Priest as a director of          [_]   [_]     [_]
    the Company.
1B) To re-elect John P. Hayes as a director                 [_]   [_]     [_]
    of the Company.
2. To elect James S. Krzywicki as a director of the
   Company.
3. To consider the Company's consolidated financial         [_]   [_]     [_]
   statements and the reports of the directors and
   auditors for the year ended December 31, 1998.
4. To authorize the directors of the Company to             [_]   [_]     [_]
   fix the remuneration of the Company's auditors for the
   year ending December 31, 1999.
SPECIAL BUSINESS
5. To amend the Company's Employee Share Purchase           [_]   [_]     [_]
   Plan to increase the total number of shares reserved
   for issuance thereunder by 1,000,000 Ordinary Shares.


Mark here if you plan    [_]            Mark here, and indicate    [_]
to attend the Annual                    below, for a change of
General Meeting.                        address.


Please sign exactly as name appears below. When shares are held by joint holders, the signature of any one of them will suffice, but the names of all joint holders should be shown. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, this form must be executed either under its Common Seal or under the hand of an officer or attorney duly authorized. If a partnership, please sign in partnership name by authorized person.

Date: ____________________, 1999


                                      Signature:________________________________


                                                ________________________________
                                                (Print Name)

Date:_________________________ , 1999

Signature: _________________________

           _________________________
           (Print Name)